UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2014

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15061 Springdale, Suite 113, Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(661) 418-7842
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

The Company has lowered the license fee payable to Innovative Brands from 7.5% to 3%.

Item 7.01 Regulation FD Disclosure

The Company has received a question and the Company felt it was better to answer the questions through an 8-K instead emailing the individuals directly.

Q.1. Why is the Company doing a dividend based on a per can basis?

A.1. The Company is finalizing its costs and pricing. As part of this process the Company is moving as many expenses or cash outlays to a per-can basis. This provides the Company the ability to include those costs in its model when establishing its price with the grocery stores. It also lowers the Company’s fixed overhead and replaces with a model that is based on a per-can sold. The Company decided wanted to provide its common shareholders the benefit of the success of the Company and as such receive a dividend from that success.

Q.2. When will the initial dividend ex-date and pay date be?

A.2. The Company is currently forecasting that the ex-date will March 31, 2015; however, the Company will provide additional information regarding this once the initial purchase orders have been agreed upon.

Q.3 When does the Company expect to decide what the rate will be from the company provided (.025 - .10 per can sold)?

A.3. The number won’t be a fixed number. It will adjust based on the margins obtained from the sale of the product. As those margins increase so will the dividend.

Q.4. What is the status of the on-line distributor?

A.4. Once the Company has finalized its initial purchase orders with grocery stores we will be able to forecast our production needs. Once the production schedule is determined the deal with the online distributor will be finalized.

 Item 8.01 Other Information

The Company’s Board of Directors has approved the establishment of a quarterly dividend of $0.025 - $0.10 per can of product sold. The Board has not established a date the dividends will begin but is currently forecasting March 31, 2015 as the initial record date.

The Company has received a question and the Company felt it was better to answer the questions through an 8-K.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nate’s Food Co.

Dated: December 4, 2014	By:	/s/ Nate Steck
	Name:	Nate Steck
	Title:	CEO